EXHIBIT 10.1

PHARMACYCLICS, INC.

NOVEMBER 5, 2008

David Loury, Ph.D.
Vice President, Pre-Clinical Sciences
Pharmacyclics, Inc.
995 East Arques Avenue
Sunnyvale, CA 94086

Dear David:

The purpose of this letter agreement (this "Agreement") is to document the terms of the severance payment to which you will be entitled should your employment with Pharmacyclics, Inc. (the "Company") be terminated involuntarily.

Part One of this Agreement specifies the terms and conditions of your severance benefit. Part Two sets forth certain definitional provisions to be in effect for purposes of determining your benefit entitlements. Part Three concludes this Agreement with a series of general terms and conditions applicable to your benefit.

PART ONE — SEVERANCE BENEFIT

Upon any Involuntary Termination effected during the term of this Agreement, you will become entitled to receive the special severance benefit set forth below.

  Severance Payment. You will receive a severance payment from the Company following your Involuntary Termination that is not a Termination for Cause in an aggregate amount equal to the annual rate of base salary in effect for you at the time of your Involuntary Termination, provided that you execute a release of all claims arising out of your employment with the Company, or the termination thereof, in a form reasonably acceptable to the Company, within fifty (50) days following the date of your Involuntary Termination and you do not revoke such release within any period permitted under applicable law. The severance payment shall be paid to you over the twelve months following the date of your Involuntary Termination in equal installments in accordance with the Company's normal payroll practices. However, the payments shall not commence until the release described above has become effective and irrevocable (the "Release Effective Date"), and any installment payments that would have been made to you prior to the Release Effective Date shall be paid to you on the Company's first payroll date following the Release Effective Date and the remaining payments shall be made as provided in this Agreement. Any payment under this Paragraph 1 will be subject to the Company's collection of applicable withholding taxes.

  Restrictive Covenants. For the twelve (12) month period following your Involuntary Termination:

    You will not directly or indirectly encourage or solicit any individual to leave the Company's employ for any reason or interfere in any other manner with the employment relationships at the time existing between the Company and its current or prospective employees.

    You will not induce or attempt to induce any customer, supplier, distributor, licensee or other business relation of the Company to cease doing business with the Company or in any way interfere with the existing business relationship between any such customer, supplier, distributor, licensee or other business relation and the Company.

    You will not in any manner, forum or media, defame or intentionally make, publish or disseminate, disparaging remarks regarding the Company or its affiliates, except as may be required by applicable law.

PART TWO — DEFINITIONS

Definitions. For purposes of this Agreement, the following definitions will be in effect:

Board means the Company's Board of Directors.

Involuntary Termination means your "separation from service" with the Company involuntarily upon your discharge or dismissal by the Company. In no event shall an Involuntary Termination be deemed to occur should your employment terminate by reason of death or permanent disability.

Termination for Cause means an Involuntary Termination of your employment with the Company by reason of your commission of any act of fraud, embezzlement or dishonesty, or your unauthorized use or disclosure of confidential information or trade secrets of the Company or its subsidiaries or your material failure to perform your duties as specified by the Chief Executive Officer of the Company or the Board.

PART THREE — MISCELLANEOUS PROVISIONS

1. Termination for Cause. Notwithstanding anything in this Agreement to the contrary, should your Involuntary Termination constitute a Termination for Cause, then the Company shall only be required to pay you (i) any unpaid compensation earned for services previously rendered through the date of such termination and (ii) any accrued but unpaid vacation benefits or sick days, and no benefits will be payable to you under Part One of this Agreement.

2. General Creditor Status. The benefits to which you may become entitled under this Agreement will be paid, when due, from the general assets of the Company. Your right (or the right of the executors or administrators of your estate) to receive any such payments will at all times be that of a general creditor of the Company and will have no priority over the claims of other general creditors of the Company.

3. Miscellaneous. The provisions of this Agreement will be construed and interpreted under the laws of the State of California. This Agreement incorporates the entire agreement between you and the Company relating to the subject of severance benefits and supersedes all prior agreements and understandings with respect to such subject matter (provided, however, that you shall continue to be entitled to any acceleration of vesting of an option to purchase shares of the Company's common stock or any unvested issuance of shares of the Company's common stock pursuant to the terms of the agreement between you and the Company evidencing such award or the applicable equity plan of the Company under which the award was granted). This Agreement may only be amended by written instrument signed by you and another duly-authorized officer of the Company. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect.

4. Remedies. All rights and remedies provided pursuant to this Agreement or by law will be cumulative, and no such right or remedy will be exclusive of any other. A party may pursue any one or more rights or remedies hereunder or may seek damages or specific performance in the event of another party's breach hereunder or may pursue any other remedy by law or equity, whether or not stated in this Agreement.

5. Arbitration. Any controversy which may arise between you and the Company with respect to the construction, interpretation or application of any of the terms, provisions or conditions of this Agreement or any monetary claim arising from or relating to this Agreement will be submitted to final and binding arbitration in San Jose, California in accordance with the rules of the American Arbitration Association then in effect.

6. No Employment or Service Contract. Nothing in this Agreement shall confer upon you any right to continue in the employment of the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or you, which rights are hereby expressly reserved by each, to terminate your employment at any time for any reason whatsoever, with or without cause.

[Signature page follows]

Please indicate your acceptance of the foregoing provisions of this Agreement by signing the enclosed copy of this Agreement and returning it to the Company.

PHARMACYCLICS, INC.

By: /s/ ROBERT W. DUGGAN
      Robert W. Duggan
     Chairman and Interim CEO

ACCEPTED BY AND AGREED TO

Signature: /s/ DAVID LOURY
                  David Loury

Dated:November 5, 2008